UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 1, 2015

AVISTA CORPORATION
(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State of other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.
On June 1, 2015, Avista Corporation (Avista Corp. or the Company) filed electric and natural gas general rates cases with the Idaho Public Utilities Commission (IPUC). The filed general rate cases include two-year rate plans with requested rate increases in 2016 and 2017.
Effective January 1, 2016, Avista Corp. has requested an overall increase in billed electric rates of 5.2 percent (designed to increase annual electric revenues by $13.2 million) and an overall increase in billed natural gas rates of 5.8 percent (designed to increase annual natural gas revenues by $3.2 million).
Effective January 1, 2017, Avista Corp. has requested an overall increase in billed electric rates of 5.1 percent (designed to increase annual electric revenues by $13.7 million) and an overall increase in billed natural gas rates of 2.5 percent (designed to increase annual natural gas revenues by $1.7 million).
Avista Corp.'s requests are based on a proposed rate of return on rate base of 7.62 percent with a common equity ratio of 50 percent and a 9.9 percent return on equity.
Included in the general rate case filings are proposed electric and natural gas fixed cost adjustment mechanisms (FCA). The FCAs are decoupling mechanisms designed to break the link between a utility's revenues and a consumer’s energy usage. The Company’s revenues, based on kilowatt-hour and therm sales, vary, up or down, from the levels included in a general rate case. This could be due to changes in conservation, weather or the economy.
Under the proposed FCA mechanisms, the Company’s electric and natural gas revenues would be adjusted each month to reflect revenues based on the number of customers, rather than kilowatt-hour and therm sales. The difference between revenues based on sales and revenues based on the number of customers would result in either surcharges or rebates to customers in the following year.
The IPUC has up to nine months to review the filings and issue a decision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date:	June 5, 2015	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President,
Chief Financial Officer, and Treasurer